Exhibit 21.1

Subsidiaries of Avici

(a) Avici Securities Corporation, a Delaware Corporation

(b) Avici Systems International, Inc., a Delaware Corporation

(c) Avici Systems Europe B.V., a Dutch limited liability company

(d) Avici Systems France sarl, a French limited liability company

(e) Avici Systems Germany GmbH, a German limited liability company

(f) Avici Systems Texas, Inc., a Delaware Corporation

(g) Avici Systems Texas, L.P., a Texas limited partnership

(h) Avici Systems Business Trust, a Massachusetts Business Trust

(i) Avici Systems KK, a Japanese corporation